                           RENEWAL FRANCHISE AGREEMENT
                BETWEEN THE TELECOMMUNICATIONS REGULATORY BOARD,
                         CABLE SYSTEMS USA, PARTNERS AND
                  PEGASUS CABLE TELEVISION OF SAN GERMAN, INC.

                  WHEREAS, Cable Systems USA, Partners (the "Company" or "Franchisee") has been operating a cable communications system within the municipalities of Aguadilla, Aguada, Quebradillas, Moca and Isabela, Puerto Rico (the "Municipalities") pursuant to Franchise FC-53 originally issued by the Public Service Commission on September 26, 1983, as amended; and

                  WHEREAS, the Telecommunications Regulatory Board of Puerto Rico ("the Board") has been authorized to renew cable television franchises pursuant to its authority under Public Law 213 of September 12, 1996, known as the "Telecommunications Act of Puerto Rico of 1996" and Public Law 170 of August 12, 1988 known as the "Uniform Administrative Procedures Act".

                  WHEREAS, the Company has asked the Board to renew the nonexclusive franchise ("Prior Franchise") to construct, install, maintain and operate a cable communications system in the Municipalities; and

                  WHEREAS, Grantor has a legitimate and necessary regulatory role in ensuring the maximum feasible availability of cable communications service, the high technical capability and reliability of cable systems in its jurisdiction, the availability of local programming, including public, educational, and governmental access programming, optimum customer service, and fair rates, subject to the limitations of applicable law and

                  WHEREAS, the basis for the Grantor's lawful regulatory authority to establish an enforceable franchise agreement and associated regulatory mechanisms are the Grantee's use of public resources for its distribution network, limited competition in the cable service market within the franchise area, and applicable federal law authorizing the provision of cable services only through a local franchise agreement; and

                  WHEREAS, diversity in cable service, local and non-local programming is an important policy goal. Grantee's cable system should offer a wide range of programming services which individually may not be desired by all subscribers, but collectively present a substantial share of the overall value of cable to current and prospective subscribers, including local programming; and

                  WHEREAS, flexibility to respond to changes in technology, subscriber interests, and competitive factors is an important policy goal; and

                  WHEREAS, the Board has reviewed the Company's performance under the Prior Franchise, and the quality of service during prior franchise term; has identified the future cable-related needs and interests of the community; has considered the financial, technical, and legal qualifications of the Company; and has determined whether the Company's plans for constructing, operating and maintaining its cable System are adequate; and

                  WHEREAS, based on the Company's representations and information, the Board has determined that, subject to the terms and conditions set forth herein, the grant of a new nonexclusive franchise to the Company, to supersede the Prior Franchise, is consistent with the public interest; and

                  WHEREAS, the Company has signed an Asset Purchase Agreement ("Purchase Agreement") with, among other parties, Pegasus Cable Television, Inc., which is the parent company of Pegasus Cable Television of San German, Inc. ("Pegasus"), under which, after certain conditions are met, the Company will transfer the Franchise to Pegasus;

                  WHEREAS, the Board has reviewed the Pegasus's performance under its Franchise, has identified the future cable-related needs and interests of the community; has considered its financial, technical, and legal qualifications; and has determined whether Pegasus' plans for constructing and operating its cable System are adequate; and

                  WHEREAS, based on the Company's and on Pegasus's representations and information, the Board has determined that, subject to the terms and conditions set forth herein, the grant of a new nonexclusive franchise to the Company, to supersede the Prior Franchise, is consistent with the public interest; and

                  WHEREAS, based on the terms of the Purchase Agreement and the representations made by the parties during the renewal and transfer hearing held on October 20, 1998, the Board has determined that it will agree to the renewal of the Franchise to the Company (independent of the closing of the Purchase Agreement), and to the transfer the Franchise to Pegasus, subject to the closing of the Purchase Agreement; and

                  WHEREAS, the Board and the Company have reached agreement on the terms and conditions of such a Franchise Agreement; and

                  NOW, THEREFORE, in consideration of the Board's renewal of the Company's Franchise; the Company's and Pegasus' promise to provide Cable Service to residents of the Municipalities under the terms and conditions set forth herein; the promises and undertakings herein, and other good and valuable consideration, the receipt and the adequacy of which is hereby acknowledged, the Board, the Company and Pegasus hereby agree as follows:

1. DEFINITIONS

The following definitions shall apply;

     a) Board - The Telecommunications Regulatory Board of Puerto Rico

     b) Board Regulations - The regulations of the Board applicable to cable television companies as adopted by the Board on January 28, 1998.

     c) Cable Service shall mean: (1) the one-way transmission to subscribers of video programming or other programming services and (2) subscriber interaction, if any, which is required for the selection or use of such video programming or programming service. Cable Service includes the provision of Internet access over the cable system.

     d) Cable System or System: shall mean a facility consisting of a set of closed transmission paths and associated signal generation, reception, and control equipment that is designed to provide Cable Service which includes video programming and/or producing, receiving, amplifying, storing, processing, switching, or distributing audio, video, digital or other forms of electronic Signals sold or distributed to subscribers, but such term does not include (1) a facility that services only to retransmit the television signals of one or more television broadcast stations; (2) a facility that serves Subscribers without using any Public Rights of Way (3) a facility of a common carrier which is subject, in whole or in part, to the provisions of Title II of the Communications Act of 1934, as amended, except that such facility shall be considered a cable system to the extent such facility is used in the transmission of video programming directly to subscribers, unless the extent of such use is solely to provide interactive on-demand services; (4) an open video system that complies with 47 U.S.C. ss. 573 of the Cable Act, the rules and regulations of the FCC, and local law; or (5) any facilities of any electric utility used solely for operating its electric utility systems. The foregoing definition of "Cable System" shall not be deemed to circumscribe or limit the valid authority of the Board to Regulate or Franchise the activities of any other communications system or provider of communication services to the full extent permitted by law.

     e) Channel: Shall mean a band of frequencies in the electromagnetic spectrum, or any other means of transmission (including, without limitation, optical fibers or any other means now available or that may become available), which is capable of carrying a video Signal, an audio Signal, a voice Signal, or a data Signal.

     f) FCC: shall mean the Federal Communications Commission.

     g) Franchise Agreement or Agreement: shall mean this contract and any amendments,

     h) Owner: shall mean a person with a legal or equitable interest in ownership of real property

     i) Person: shall mean any corporation, partnership, proprietorship, individual or organization, governmental organization, or any natural person

     j) Public Right-of-way: shall mean the surface, air space above the surface, and the area below any public street, road, highway, lane, path, parkway, waterway, easement or right-of-way now or hereafter held by Municipalities or dedicated for use by the Municipalities, use by the general public, or use compatible with cable system operations.

     k) Franchisee: shall mean the Company and its successors, transferees or assignees.

     l) Franchise Area: shall mean the geographical area of the Municipalities, as delineated in Exhibit A.

     m) Gross Revenues: Any and all cable television subscriber revenues obtained by the Franchisee for the delivery of cable television programming which shall include residential cable subscriber revenue; revenue from commercial accounts for the delivery of cable television programming; and bulk billing revenue from the provision of cable television programming. Gross Revenues include, by way of illustration and not limitation, monthly fees charged to Subscribers for any basic, optional, premium, per channel, per-program service, or cable programming service; installation, disconnection, reconnection, and change-in-service fees; leased channel fees; late fees and administrative fees; revenues from rentals or sales of Converters or other equipment; any studio rental, production equipment, and personnel fees; advertising revenues; barter; revenues from program guides; and revenues from the sale of carriage of other cable-related services. Gross Revenues shall include revenues received by an entity other than the Franchisee, an Affiliate, or another entity that operates the System where necessary to prevent evasion or avoidance of the obligation under this Agreement to pay the franchise fee. Gross Revenues shall not include any taxes on services furnished by the Franchisee which are imposed directly on any Subscriber or user by the state, or other governmental unit and which are collected by the Franchisee on behalf of said governmental unit. A Franchise fee is not such a tax. Gross Revenues shall not include revenues from home shopping and bank-at-home channels; bad debt, up to 2% of gross revenue; and fees, payments, or other consideration received from programmers for carriage of programming on the System, and accounted for as revenue or an expense off-set under GAAP.

     n) Normal Business Hours: Those hours during which most similar businesses in the community are open to serve customers. In all cases, "normal business hours" must include some evening hours at least one night per week and/or some weekend hours.

     o) Normal Operating Conditions: Those service conditions, which are within the control of the cable operator. Those conditions which are not within the control of the cable operator include, but are not limited to, natural disasters, civil disturbances, power outages, telephone network outages, and severe or unusual weather conditions. Those conditions which are within the control of the cable operator include, but are not limited to, special promotions, routine pay-per-view events, rate increase, regular peak or seasonal demand periods, and maintenance of the cable system.

     p) PEG: Public, educational, and governmental.

     q) Service Interruption: The loss of picture or sound on one or more cable Channels or Channel Equivalents.

     r) System outage: A Service Interruption affecting more than 15 Subscribers at a particular area.

     s) System Rebuild or Rebuild: A major improvement or enhancement in the technology or service capabilities made by the Franchisee to the Cable System, as more fully described in Section 6(d).

     t) Transfer of the Franchise: Any transaction in which: (1) an ownership or other interest in the Franchisee is transferred, directly or indirectly, from one Person or group of Persons to another Person or group of Persons so that control of the Franchisee is transferred; or (2) the rights held by the Franchisee under this Franchise Agreement are transferred or assigned to another Person or group of Persons. The mere pledge of system assets, including the franchise, shall not be considered a transfer of the franchise.

     u) Transfer of an Interest: The sale or transfer, directly or indirectly, of an existing or newly created equity interest in the Franchisee that does not result in a transfer of control of the Franchisee.

     v) Public Property shall mean any real property owned by Municipalities other than a street.

     w) Purchase Agreement shall mean the Asset Purchase Agreement among Cable Systems USA, Partners, J & J Cable Partners, Inc., PS&G Cable Partners, Inc., and Pegasus Cable Television, Inc. dated July 23, 1998, as the same may be amended or modified by the parties thereto.

     x) Service means any Cable Service or other transmission of Signals, including any Basic Service or any other Service, whether originated by the Franchisee or any other Person, which is offered to any Person in conjunction with, or distributed over, the System.

     y) Signal means any transmission of radio frequency energy or of optical information.

     z) Subscriber shall mean any Person who subscribes to a Service provided by Franchisee by means of the System.

2. GRANT OF AUTHORITY

   a) Grant of Authority:

     1) Grantor hereby grants to Grantee a revocable authorization to make reasonable and lawful use of the public streets and public easements within the franchise area to construct, operate, maintain, reconstruct, rebuild and upgrade a cable system for the purpose of providing cable services and other services subject to the terms and conditions set forth in this Agreement and in any prior utility or use agreements entered into with regard to any individual property. This Franchise shall constitute both a right and an obligation to provide the services required by, and to fulfill the obligations set forth in, the provisions of this Agreement.

     2) Franchise Non Exclusive - The right to use and occupy the public right-of-way is not exclusive and does not explicitly or implicitly preclude the issuance of other Franchises to construct or operate within the Municipalities; or affect the Board's right to authorize the use of the public right-of-way or other property by other personas as it determines appropriate.

     3) Franchise Agreement Subject to Other Laws: (a) This Franchise Agreement is subject to and shall be governed by all applicable provisions of federal, state, and local law.

     4) Approval, Acceptance, and Effective Date; This Franchise Agreement shall become effective immediately (the "Effective Date"), following its approval by the Board and its acceptance by the Franchisee, provided that if the Franchisee fails to accept the Franchise before or within thirty (30) days after approval by the Board, whichever is later, it shall be deemed void.

     5) Effect of Acceptance; By accepting the Franchise and executing this Franchise Agreement, the Franchisee:

        a) accepts and agrees to comply with each provision this Agreement; acknowledges and accepts the legal right of the Board to grant the Franchise, to enter this Franchise Agreement, and to enact and enforce laws and regulations related to the Franchise;

        b) Agrees that the Franchise was granted pursuant to processes and procedures consistent with applicable law, and that it will not raise any claim to the contrary, or allege in any proceeding by the Franchisee against the Board that any provision, condition or term of this Franchise Agreement at the time of the acceptance of the Franchise was unreasonable or arbitrary, or that at the time of the acceptance of the Franchise any such provision, condition or term was void or that the Board had no power or authority to make or enforce any such provision, condition or term;

        c) Agrees to reimburse the Board for all costs incurred in its review, preparation, evaluation of proposals and qualifications, and negotiations involving this Agreement costs up to $25,000. The Board shall provide the Franchisee with an accounting of these expenses, such as consultant fees, and shall supply the Franchisee with invoices for said expenses. Franchisee shall deliver payment to the Board within 30 days of receipt of said invoices. Such payments are in addition to the Franchise Fee. Failure to make timely payment of said expenses, except for any expenses that are the subject of legitimate dispute, shall constitute a material violation of this Agreement. Other than publication and advertisement posts, no such costs shall be assessed in connection with this renewal.

     6) No Waiver:

          a) The failure of the Board on one or more occasions to exercise a right or to require compliance or performance under this Franchise Agreement, the Board Regulations or any other applicable law shall not be deemed to constitute a waiver of such right or a waiver of compliance or performance by the Board, nor to excuse the Franchisee from complying or performing, unless such right or such compliance or performance has been specifically waived in writing.

          b) The failure of the Franchisee on one or more occasions to exercise a right under this Franchise Agreement or applicable law, or to require performance under this Franchise Agreement, shall not be deemed to constitute a waiver of such right or of performance of this Agreement, nor shall it excuse the Board from performance, unless such right or performance has been specifically waived in writing.

     7) No Recourse

          a) The Franchisee shall have no recourse against the Board for any loss, cost, expense, claim, liability or damage arising out of any action undertaken or not undertaken by the Franchisee pursuant to the Franchise, this Agreement or the Board Regulations, whether or not such action or non-action was required by the Franchise, the Agreement or the Board Regulations, arising out of the enforcement or non-enforcement by the Board of any provision or requirement of this Agreement or Board Regulations, otherwise arising out of the Franchise, the Agreement or Board Regulations. The preceding shall not preclude declaratory or injunctive relief; provided, however, that this section shall not afford the Board any greater rights than provided in 47 U.S.C. Section 555a.

     8) Construction of Franchise Agreement.

             a) The provisions of this Franchise Agreement shall be liberally construed to effectuate its objectives consistent with the applicable Board Regulations and the public interest. In the event of a future conflict between the Board Regulations and this Agreement, the older provision or term shall prevail. If a new regulation is promulgated by the Board after it approves this Agreement, such regulation shall only apply to the Franchisee if it benefits the Franchisee. References to applicable law or applicable requirements refer to applicable law or requirements as the same may be amended from time to time.

     9) Effect of Competition

        a) The Board desires competition in cable services in the Municipalities and believes competition will benefit the residents of the Municipalities. Further, the Board believes that competition can develop without substantial injury to Franchisee or Franchisee's ability to perform on its promises in this Agreement. The Franchisee has entered this Agreement with a full understanding that the Board intends to encourage the development of competition.

        b) Use of Public Streets and Ways - Grantee may erect, install, construct, repair, replace, reconstruct, and retain in, upon, across, and along the public streets, including rights-of-way and public easements within the franchise area such wires, cable, conductors, ducts, conduits, vaults, manholes, amplifiers, appliances, pedestals, attachments and other property and equipment as are necessary and appurtenant to the operation of a cable system for the provision of cable service and other services within the franchise area. Grantee shall comply with all applicable construction codes, laws, ordinances, regulations and procedures, now in effect or enacted hereafter. Grantee, through this Agreement, is granted extensive and valuable rights to operate its cable system for profit using the public rights-of-way and public utility easements within the franchise area in compliance with all applicable construction codes and procedures. As trustee for the public, the Grantor is entitled to fair compensation to be paid for these valuable rights throughout the term of the franchise.


        c) Duration - The term of this franchise and all rights, privileges, obligations and restrictions pertaining thereto shall be 10 years from the effective date of this Agreement, unless terminated sooner as hereinafter provided.

        d) Relation to Prior Franchise - As of the effective date of this Franchise, the Franchise previously held by the Franchisee are superseded and of no further force and effect. Franchisee promises to pay all amounts owed the Board and subscribers under its prior franchises for which claims are made within three years of the effective date of this Franchise. Franchisee hereby indemnifies and insures the Board against Franchisee's acts and omissions that occurred when the prior Franchises were effective to the extent any claims related to such acts and omissions are not barred by the statute of limitations.

        e) Franchisee Bears Its Own Costs - Unless otherwise expressly provided in this Agreement, all acts that the Franchisee is required to perform must be performed at the Franchisee's own expense.

        f) External Costs - The Franchisee may itemize any external costs on subscriber bills to the extent permitted by federal law. Franchisee agrees that it was planning the upgrade and rebuild of the subscriber system before entering this Franchise Agreement and therefore will not claim the upgrade and rebuild costs attributable to the subscriber system as an external cost for which recovery could be sought through 47 CFR Sec. 76.922(d)(3). Notices of price changes caused by external costs shall be in accordance with federal rules.




3. FRANCHISE RENEWAL AND TRANSFER

     a) Transfer:

     1. A Transfer of the Franchise, or a Transfer of an INTEREST IN THE Franchise that results in a change in ownership interest of the Franchise of 5 percent or more, must not occur without prior approval by the Board.

        However, a Transfer of an Interest to a person who already holds an ownership interest of 25 percent or more does not require such prior approval if Transfer of the Franchise does not occur.

     2. An application to Transfer the Franchise must provide complete information on the proposed transaction, including the legal, moral character, financial, technical and other pertinent qualifications of the transferee, and on the potential impact of the transfer on subscriber services or rates.

     3. An application for Transfer of an Interest in the Franchise must describe the proposed transaction in detail and identify the interest to be transferred, the transferor, and transferee.

     4. Before approving Transfer of the Franchise, the Board must consider the legal, financial, technical and moral character qualifications of the transferee to operate the System, and whether operation by the proposed franchisee will adversely affect the cable services to Subscribers or otherwise be contrary to the public interest. Before approving a Transfer of an Interest in the Franchise, the Board must consider whether the transferee's interest will have any effect on the Franchisee's operation of the System, the Franchisee's qualifications, or the public interest.

     5. Approval by the Board of a Transfer of the Franchise does not constitute a waiver or release of any of the rights of the Board under this Agreement or applicable laws and regulations.

     6. The Board may impose a grant fee to cover the costs in considering an application for Transfer of the Franchise. Other than publication and advertisement costs, no such costs will be assessed in connection with this transfer.

     7. In seeking the Grantor's consent to any change in ownership or control, the Grantee shall require the proposed transferee to indicate whether it either:

        a) Has ever been convicted or held liable for acts involving deceit including any violation of federal, state or local law or regulations, or is currently under an indictment, investigation or complaint charging such acts; and

        b) has ever had a judgment in an action for fraud, deceit, or misrepresentation entered against the proposed transferee by any court of competent jurisdiction; and

        c) has pending any material legal claim, law suit, or administrative proceeding arising out of or involving a cable system, except that any such claims, suits or proceedings relating to insurance, claims, theft of service, or employment matters need not be disclosed; and

        d) is financially solvent, by submitting the financial data including financial statements that are audited by a certified public accountant who may also be an officer of the parent corporation along with any other data that the Grantor may reasonably require; and

        e) has the financial and technical capability to enable it to maintain and operate the cable system for the remaining term of the Franchise.

        f) In seeking the Grantor's consent to any change in ownership or control, the Grantee shall indicate whether the Grantee has failed to materially comply with any provision of this Agreement or of any applicable customer or consumer service standards promulgated or in effect in Grantor's jurisdiction at any point during the term of this Agreement.

        g) A sale, transfer or assignment of the Franchise may not be approved without the successor in interest becoming a signatory to this Franchise Agreement.

     8. No application for a Transfer of the Franchise shall be granted unless the transferee agrees in writing that it will abide by and accept all terms of this Agreement and the Board Regulations, and that it will assume the obligations, liabilities, and responsibility for all acts and omissions, known and unknown, of the previous Franchisee under this Agreement for all purposes, including renewal, unless the Board, in its sole discretion, expressly waives this requirement in whole or in part.


     9. The Board shall have one hundred and twenty (120) days following the submission of the application for transfer (using FCC Form 394) or assignment to render a decision. If the Board does not render a decision within this time, the transaction shall be deemed approved. The Franchisee and the Board may agree to an extension of time.

   b) Renewal

     1. This Franchise may be renewed, under the provisions of the Regulations of the Board as they existed on the effective date of this agreement, for an additional period not to exceed ten (10) years if:

        a. The Franchisee has substantially complied with the material terms of the existing Franchise and with applicable law;

        b. the quality of the Franchisee's service, including signal quality, response to consumer complaints, and billing practices, but without regard to the mix or quality of cable services or other services provided over the System has been reasonable in light of community needs;

        c. the Franchisee has the financial, legal, and technical ability to provide the services, facilities, and equipment set forth in the Franchisee's proposal; and

        d. the Franchisee's proposal is reasonable to meet the future cable-related community interests, taking into account the cost of meeting such needs and interest.

     2. Any denial of a proposal for renewal shall be based on one or more adverse findings made with respect to the factors described in Section 3b(l)(a-d). The Board may not base a denial of renewal on a failure to substantially comply with the material terms of the Franchise or the factors described in Section 3(b) unless the Board has provided Franchisee with notice and the reasonable opportunity to cure the same.

     3. The Board may not, upon the expiration of this Franchise, or otherwise, acquire an ownership interest in the System, or require a sale of the System to any other person, unless the Board or such other person acquires the ownership interest at not less than fair market value for the System as a going concern.

4. PROVISION OF SERVICE

   a) Availability of Cable Service. The Franchisee shall make Cable Service available to all persons, including residences, businesses, and other legal entities, within the territory designated at Exhibit A, including owners or occupants of multiple dwelling units that request Cable Service, except for multiple dwelling unit buildings to which the Franchisee cannot legally obtain access or cannot reach an agreement for access after good faith negotiation with the building owner. Notwithstanding the foregoing, the requirements contained in the following sections of this Franchise shall not apply to service provided by the Franchisee to business customers: Section 4(b) (Line Extensions.
       Section 6(a)(8) (Consumer Equipment); Section 6(a)(l1) (Program Security); Section 9(b) (Installations), Section 9(d) (Scheduling and Completing Service), Section 9(f)(3) and Section 9(h) (Rebate Policy). Except as otherwise required under this Franchise, terms and conditions of services provided to businesses are subject to negotiation between the Franchisee and the business requesting the service.

   b)  Line Extension Requirements.

        1. Requirements. The Franchisee shall extend its Cable System within a reasonable time (but not to exceed ninety (90) days) to provide service to any person or business upon request at no charge other than any applicable installation fees for the individual subscriber's drop, as long as the following conditions are satisfied:

           A. the new subscriber requesting service is located 200 feet or less from the termination of the Cable System; and

           B. the number of dwelling units to be passed by the extension is a cost based number and the dwelling unit is within the Franchise Area.

           The above requirements may be waived if the Franchisee demonstrates to the Board's satisfaction, in its sole discretion, that a waiver is justified due to extraordinary circumstances. In addition, the Franchisee may obtain a waiver of the 90-day time period if it demonstrates to the Board's reasonable satisfaction that additional time is required to accommodate utilities providing the Franchisee with access to poles, ducts, conduits or right-of-way. The operator may at its option extend service to any other locations within the Franchise Area.

        2. Cost sharing.

           A. If a person has requested Cable Service but the requirement in paragraph (1)(A) above is not met, and the requirement in paragraph (1)(B) is met, then the Franchisee shall extend its System to serve the person requesting service, provided that the Franchisee may require the person to pay the cost of any line extension in excess of 200 feet.

           B. If neither of the requirements in paragraph (1) is met, then the Franchisee must extend its System based upon an equitable and reasonable cost-sharing arrangement with affected potential subscribers, such as the arrangement described below:


           C. The Franchisee shall first determine the total construction costs of the extension. The "total construction costs" are defined as the actual turn key cost to construct the entire extension including electronics, pole make-ready charges, labor and reasonable associated overhead, but not profit or the cost of the house drop.


           D. The Franchisee shall then determine its share of the total construction costs by multiplying the total construction costs by a fraction, where the numerator equals the number of actual potential subscribers per mile in the area to be served by the extension at the time of the request, and the denominator equals 100.


           E. Persons requesting service can be required to bear the remainder of the total construction costs on a pro rata basis, and could be required to pay the estimate of such costs before the beginning of the construction.


           F. If the Franchisee proposes to require a person requesting extension to make a contribution in aid of extension, it must, within 30 days of completion of the extension, furnish the Board proof of the total cost of the extension.

5. CONSTRUCTION AND MAINTENANCE.


   a. Construction Standards.

      1. The construction, operation, maintenance, and repair of the System shall be in accordance with all applicable sections of the Occupational Safety and Health Act of 1970, as amended; the most current edition of the National Electrical Safety Code and National Electric Code; Obstruction Marking and Lighting, AC 70/7460 i.e., Federal Aviation Administration; Construction, Marking and Lighting of Antenna Structures, Federal Communications Commission Rules Part 17; Franchisee's Construction Procedures Manual, applicable local building codes; and other applicable federal, state or local laws and regulations that may apply to the operation, construction, maintenance, or repair of a Cable System, including, without limitation, local zoning and construction codes and laws and accepted industry practices, all as hereafter may be amended or adopted. In the event of a conflict among codes, the most stringent code shall apply (except insofar as those codes, if followed, would result in a system that could not meet requirements of federal, state, or local law, or is expressly preempted by other such provisions).

      2. All wires, cable lines, and other transmission lines, equipment, and structures shall be installed and located to minimize interference with the rights and convenience of property owners and the use of the Public Right-of-Way.

      3. All installation of electronic equipment shall be of a permanent nature, using durable components, except where maintenance or emergency repairs require the installation of temporary equipment. Temporary equipment shall be replaced as soon as possible. If replacement cannot occur within 60 days, Franchisee must provide notification to the Board.

      4. Without limiting the foregoing, antennae and their supporting structures (towers) shall be designed in accordance with the Building Officials and Code Administrator's National Building Code, as amended, and shall be painted, lighted, erected, and maintained in accordance with all applicable rules and regulations of the Federal Aviation Administration and all other applicable state or local laws, codes, and regulations, all as hereafter may be amended or adopted.

      5. Without limiting the foregoing, all of the Franchisee's new plant and equipment, including, but not limited to, the antenna site, headend and distribution system, towers, house connections, structures, poles, wires, cable, coaxial cable, fiber optic cable, fixtures, and apparatuses shall be installed, located, erected, constructed, reconstructed, maintained, and operated in accordance with good engineering practices, performed by experienced and properly trained maintenance and construction personnel so as not to endanger or interfere with improvements the Participating Municipality shall deem appropriate to make or to interfere in any manner with the Public Rights-of-Way or legal rights of any property owner or to unnecessarily hinder or obstruct pedestrian or vehicular traffic. All of the Franchisee's plant and equipment shall be maintained and operated in accordance with good engineering practices, performed by experienced and properly trained maintenance and construction personnel so as not to endanger or interfere with improvements the Participating Municipality shall deem appropriate to make or to interfere in any manner with the Public Rights-of-Way or legal rights of any property owner or to unnecessarily hinder or obstruct pedestrian or vehicular traffic.

      6. All safety practices required by law shall be used during construction, maintenance, and repair of the Cable System. The Franchisee shall at all times employ ordinary care and shall install and maintain in use commonly accepted methods and devices preventing failures and accidents that are likely to cause damage, injury, or nuisance to the public.

      7. In the event of a failure by the Franchisee to complete any work required for the protection or restoration of the Public Rights-of-Way, or any other work required by the Municipality or local law or ordinance, within the time specified by and to the reasonable satisfaction of the Municipality, the affected Participating Municipality, following reasonable notice and a reasonable opportunity to cure, may cause such work to be done, and the Franchisee shall reimburse the Municipality the cost thereof within thirty (30) days after receipt of an itemized list of such costs.

      8. The Franchisee shall place facilities, equipment, and fixtures where they will minimize effects on any gas, electric, telephone, water, sewer, or other utility facilities, and shall not obstruct or hinder in any manner the various utilities serving the residents of the Participating Municipalities or their use of any Public Rights-of-Way.

      9. Any and all Public Rights-of-Way, public property, or private property that is disturbed or damaged during the construction, repair, replacement, relocation, operation, maintenance, or construction of a System shall be promptly restored to the same condition as it was prior to its disturbance by the Franchisee.

      10. The Franchisee shall, if it does not materially interfere with the cable system and it is not unduly expensive, by a time specified by then affected Participating Municipality, and at no cost to the affected Participating Municipality, protect, support, temporarily disconnect, relocate, or remove any of its property when required by the affected Participating Municipality by reason of traffic conditions; public safety; Public Right-of-Way construction; Public Right-of-Way maintenance or repair (including resurfacing or widening); change of Public Right-of-Way grade; construction, installation or repair of sewers, drains, water pipes, power lines, signal lines, tracks, or any other type of government-owned communications system, public work or improvement or any government-owned utility; Public Right-of-Way vacation; or for any other purpose where the convenience of the affected Participating Municipality would be served thereby; provided, however, that the Franchisee shall, in all such cases, have the privilege of abandoning any property in place

      11. If any removal, relaying, or relocation is required to accommodate the construction, operation, or repair of the facilities of another Person that is authorized to use the Public Rights-of-Way, the Franchisee shall, after thirty (30) days advance written notice, take action to effect the necessary changes requested by the responsible entity. The requesting party (other than the municipality) shall pay for any such change, removal, relaying, or relocation.

      12. Where a Cable System creates or is contributing to an imminent danger to health or public safety, the affected Participating Municipality and/or Civil Defense may remove, relay, or relocate any or all parts of that Cable System without prior notice.

      13. The Franchisee shall, on the request of any Person holding a building moving permit issued by the Local government or a Participating Municipality, temporarily raise or lower its wires to permit the moving of buildings. The expense of such temporary removal or raising or lowering of wires shall be paid by the Person requesting same, and the Franchisee shall have the authority to require such payment in advance, except in the case where the requesting Person is the Participating Municipality, in which case no such payment shall be required.

      14. Trimming or Pruning

          A. The Franchisee may trim trees or other vegetation owned by the Participating Municipality to prevent their branches or leaves from touching or otherwise interfering with its wires, cables or other structures.

             1. All trimming or pruning shall be at the sole cost of the
                Franchisee.

             2. The Franchisee may contract for said trimming or pruning services with any person approved by the affected Participating Municipality prior to the rendering of said services.

          B. The Franchisee shall make reasonable efforts to obtain written or verbal permission of the owner of any privately owned tree or other vegetation before it trims or prunes the same, unless otherwise provided by the right-of-way agreement.

      15. The Franchisee shall use, with the owner's permission, existing poles, conduits and other facilities whenever technically feasible and economically practical. The Franchisee may not erect poles, conduits, or other facilities in Public Rights-of-Way without the express permission of the Department of Transportation of Puerto Rico.

      16. System cable and facilities may be constructed overhead where poles now exist and electric or telephone lines or both are now overhead, but where no overhead poles exist all cables and facilities, excluding system passive or active electronics that may be housed in low-profile, above-ground pedestals, shall be constructed underground. Whenever and wherever electric lines and telephone lines are moved from overhead to underground placement, all Cable System cables shall be similarly moved.

      17. The Participating Municipality in which a pole is located shall have the right to attach, for a charge to be paid to the Franchisee, upon any poles owned by the Franchisee any wire and pole fixtures that do not unreasonably interfere with the Cable System operations of the Franchisee.

      18. Any contractor or subcontractor used for work or construction, installation, operation, maintenance, or repair of System equipment or for the pruning or removal must be properly licensed under laws of Puerto Rico and all applicable local ordinances, where applicable, and each contractor or subcontractor shall have the same obligations with respect to its work as the Franchisee would have if the work were performed by the Franchisee. The Franchisee must ensure that contractors, subcontractors and all employees who will perform work for it are trained and experienced. The Franchisee shall be responsible for ensuring that the work of contractors and subcontractors is performed consistent with the franchise and applicable law and shall implement a quality control program to ensure that the work is properly performed.

      19. The Franchisee shall be a member of the "One Call Notification System" or the equivalent system established in Puerto Rico by the Public Service Commission and shall comply with all of the requirements of such system.

   b. System Tests and Inspections

      1. The Franchisee shall perform all tests necessary to demonstrate compliance with the requirements of the Franchise and other performance standards established by law or regulation, and to ensure that the System components are operating as expected. All tests shall be conducted in accordance with applicable federal law and rules.

      2. The Franchisee shall conduct tests as follows:

         A. acceptance tests on each new construction which requires the addition of trunk or rebuilt segment prior to subscriber connection or activation;

         B. proof of performance tests on the System at least once every six months or as required by FCC rules, whichever is more often, except as federal law otherwise limits the Franchisee's obligation;

         C. special tests at the Board's request, as reasonably necessary, taking into consideration their cost, to insure there is no substantial lapse in technical performance.

      3. Tests shall be supervised by the Franchisee's chief technical authority, who shall sign all records of tests provided to the Board.

         4. The Franchisee shall provide the Board with prior notice of, and opportunity to observe, any tests performed on the System pursuant to subsection 2 above. The Board may also conduct inspections of construction areas and subscriber installations, including but not limited to inspections to assess compliance with the Franchisee's construction and installation requirements. Inspection does not relieve the Franchisee of its obligation to build in compliance with all provisions of the franchise.

         5. Copies of the written report of test results shall be maintained by the operator and made available to the Board upon request. In addition, the Franchisee shall retain written reports of the results of any tests required by the FCC, and such reports shall be submitted to the Board upon the Board's request.

         6. If any test indicates that any part or component of the System does not materially satisfy applicable performance requirements, the Franchisee, without requirement of additional notice or request from the Board, shall take corrective action, retest the locations and advise the Board of the action taken and results achieved.

   c. Restoration:

      In case of any disturbance of pavement, sidewalk, driveway or other surfacing, due to the Franchisee's work, the Franchisee shall replace and restore all paving, sidewalk, driveway, landscaping, or surface of any street or alley disturbed, in substantially the same condition and in a good workmanlike, timely manner in accordance with standards for such work, wear and tear excepted. Such restoration shall be undertaken as quickly as possible, and within no more than thirty (30) days after the damage is incurred, and shall be completed as soon as reasonably possible thereafter, provided that the affected Participating Municipality may extend the thirty-day period if weather conditions make restoration within that time impractical. The Franchisee shall guarantee and maintain such restoration for at least one year against defective materials or workmanship.

   d. Publicizing Proposed Construction Work

      The Franchisee shall notify the public prior to commencing any proposed construction that will significantly disturb or disrupt public property or have the potential to present a danger or affect the safety of the public generally, except when a delay in commencing such work would present a danger or affect the safety of the public. The Franchisee shall publicize the proposed major construction work at least one (1) week prior to commencement of that work by causing written notice of such construction work to be delivered to the affected Participating Municipality and by notifying those Persons most likely to be affected by the work in at least two (2) of the following ways: by telephone, in person, by mail, by distribution of flyers to residences, by publication in local newspapers, or in any other manner reasonably calculated to provide adequate notice. In addition, before entering onto any Person's property, the Franchisee shall provide prior notification and obtain the property owner's or, in the case of residential property, the resident's permission. If the Franchisee must enter premises, it must schedule an appointment at the convenience of the owner or resident.

   e. System Maintenance

      1. Interruptions to be Minimized. The Franchisee shall schedule maintenance on its System at times that will minimize the likelihood of interruptions in service to Subscribers.

      2. Maintenance Practices Subject to Regulation. Maintenance of the System shall be performed in accordance with the technical performance and operating standards established by FCC rules and regulations. The Board may monitor the Franchisee's maintenance practices and, to the extent permitted by applicable law, may waive requirements or adopt additional requirements as reasonable to ensure the system remains capable of providing high-quality service.

   f. Failure Grounds for Termination. Failure on the part of the Franchisee to commence and diligently pursue and complete each of the material requirements set forth in this Section of the Agreement or in plans submitted to the Board regarding System design and construction shall be grounds for termination of its Franchise under and pursuant to the terms of Section 14(h); provided, however, that the Board in its discretion may extend the time for the completion of construction and installation for additional periods in the event the Franchisee, acting in good faith, experiences delays by reason of circumstances beyond its control.

6. SYSTEM FACILITIES-EQUIPMENT AND SERVICES.

   a. System Characteristics: The Franchisee's Cable System shall, at all times during the Franchise term, meet or exceed the following requirements:

      1. Compliance With FCC Rules. All maintenance performed on the Cable System by the Franchisee shall be in accordance with the FCC rules and regulations governing the technical performance and operating standards for such System.

      2. Continuous 24-Hour Operation. The System shall be capable of continuous twenty-four (24) hour daily operation without severe material degradation of signal except during extremely inclement weather or immediately following extraordinary storms that adversely affect utility services or damage major system components.

      3. Temperature Specifications. The System shall be capable of operating over an outdoor temperature range of 20 degrees F to + 120 degrees F and over variation in supply voltages from 105 to 130 volts AC without catastrophic failure or irreversible performance changes. The System shall meet all applicable specifications over an outdoor temperature range of 0 degrees F to 100 degrees F and over variation in supply voltages from 105 to 130 volts AC.

      4. No Interference. The Franchisee shall operate the System in such a manner as to minimize interference with the reception of off-the-air signals by a Subscriber. The Franchisee shall insure that signals carried by the System, or originating outside the System wires, cables, fibers, electronics and facilities, do not ingress or egress into or out of the System in excess of FCC or other applicable standards. In particular, Franchisee shall not operate the System in such a manner as to pose unwarranted interference with emergency radio services, aeronautical navigational frequencies or any airborne navigational reception in normal flight patterns, or any other type of wireless communications, pursuant to FCC regulations.

      5. No Deterioration to Access Signals. The System shall be so constructed and operated that there is no significant deterioration in the quality of PEG signals or leased access signals resulting from the transportation of the video signal, either upstream or downstream, as compared with any other channel on the System. Deterioration refers to any signal problem, including but not limited to ghost images and other interference and distortions.

      6. Industry-accepted Equipment. The System shall use equipment generally used in high-quality, reliable, modem systems of similar design.

      7. Stand-by Power. Franchisee shall provide standby power generating capacity at the headend. Franchisee shall maintain motorized standby power generators capable of at least twenty four (24) hours duration at the headend, and battery back-up power capability of at least four (4) hours duration for all system nodes. The headend generator shall be tested once per week. The Franchisee shall maintain portable motorized generators to be deployed in the event that the duration of a power disruption is expected to exceed four (4) hours.

      8. Cable Ready Television Sets. The Franchisee shall comply with all FCC regulations regarding scrambling or other encryption of signals.

      9. Consumer Equipment For Lease or Sale. Subject to applicable law or regulation. as part of the System, the Franchisee shall, consistent with 47 C.F.R. ss.76.984 and 47 U.S.C. ss.543(d), offer every Subscriber, at uniform prices and regardless of the level of service taken, the opportunity to lease from the Franchisee or to lease or buy from others Converters (including digital converters), including any associated software, that allow Subscribers to view a program on one channel while taping a program on another channel. To the extent permitted by federal law, Subscribers shall have the right to attach devices to the Franchisee's System to allow them to transmit signals or service to video cassette recorders, receivers and other terminal equipment, and to use their own remote control devices and Converters, and other similar equipment, as long as such devices do not interfere with the operation of the Franchisee's System or the reception of any cable Subscriber, do not serve to circumvent the Franchisee's security procedures, or are not used in any manner to obtain services illegally. The Franchisee, at no additional charge, shall provide information regarding the cable system to Subscribers which will assist them in adjusting such devices so that they may be used with the Franchisee's System.

      10. Parental Control. The Franchisee shall provide equipment to enable Subscribers to block out audio and video on any undesired channels on the System.

      11. Program Security. The System shall include equipment so that any pay-per-view programming can only be activated by the positive action of a subscriber.

      12. Service for the Disabled. All closed-caption programming retransmitted by the System shall include the closed-caption signal. For hearing impaired Subscribers, the Franchisee shall provide information concerning the cost and availability of equipment to facilitate the reception of all basic services for the hearing impaired. In addition, the Franchisee shall comply with the FCC's TDD/TTY requirements. Upon request, the Franchisee shall provide, for purchase or lease, a remote control device to those Subscribers who are mobility limited, or where a member of the Subscriber's household is mobility limited.

   b. Current System: The Franchisee is authorized and required to operate its existing System, and to provide service substantially equivalent to its existing service, within each Participating Municipality as of the Effective Date of this Agreement, until such time as the System is rebuilt, as provided herein.

   c. Integration of Advancements in Technology.

      1. In addition to any upgrades required herein, the Franchisee will periodically evaluate its Cable System to integrate advancements in technology as may be required to meet the needs and interests of the community, consistent with sound financial practices, during the term of the franchise.

      2. To ensure that the Franchisee is carrying out its responsibilities hereunder, the Franchisee shall be required to submit a report on cable technology to the Board in the third and sixth year of the Franchise term. Each report shall describe developments in cable technology, including digital technology, being pursued by other companies, and whether, how, and by what date the Franchisee plans to incorporate those technological developments into the System. In addition, the report shall describe the effect of those developments on public, educational, and governmental use of the Cable System, and the effect and compatibility of those technological changes on consumer electronic equipment.

   d. System Rebuild: Within four years after the effective date of this Agreement, the Franchisee shall complete a System Rebuild providing at least the following capabilities:

      1. The rebuilt System shall have a minimum bandwidth capacity of 550 MHz on all active components, at least 550 MHz for all existing passive components, and at least 1 GHz for all new or replaced passive components; an analog bandwidth of 550 MHz; and shall initially have a minimum analog Channel capacity of at least 80 Channels downstream to all Subscribers. If the Franchisee subsequently decides to change the amount of capacity allocated to analog programming, the Franchisee shall notify the Board in writing at least sixty (60) days prior to the effective date of the proposed change.

      2. The Franchisee shall design the system so that channel capacity may be expanded without compromising signal or service quality.

      3. The rebuilt System shall provide two-way capability. Except as provided elsewhere in this Agreement, Franchisee, in its sole discretion, may activate such capability based on economic and technical considerations.

      4. The Franchisee and the Board shall meet as reasonably requested to discuss and coordinate the rebuild process and any of the following issues:

         a. System Architectural Design

         b. System Physical Design

         c. Construction Manual and Cut-Over Plan

         d. Post-Rebuild Design Modifications

         e. System Rebuild Schedule

         f. System Acceptance Schedule

         g. Periodic Progress Reporting

         h. Delays in the System Rebuild

      5. The System Rebuild shall be completed within the boundaries of the service area.

      6. All construction shall be performed in accordance with generally accepted construction standards and applicable provisions of this Agreement, except where specifically waived in writing by the Board.

   e. Periodic Progress Reporting. Following the commencement of construction of the System Rebuild or any similar major construction, the Franchisee shall provide the Board with written reports on the Franchisee's progress in construction at least every four (4) months until the construction is completed and, at the Board's request, will meet with the Board to discuss the progress.

   f. Delays in the System Rebuild. The Franchisee shall not be excused from the timely performance of its obligation to begin and complete any System Rebuild within the times specified herein, except for the following occurrences:

      1. Any Force Majeure situation, as described herein. Delays beyond the control of the Franchisee that the Franchisee could not reasonably have anticipated regarding the availability, shipment and arrival of necessary equipment, cables, electronics or hardware, protracted underground excavation, easement availability, third-party refusal to allow necessary access to poles or other rights-of-way facilities, changes in contractors or contractor personnel, the issuance of necessary governmental permits, or any other valid factor agreed to by the Board as fully explained and reasonably justified in writing to the Board or its designee.

      2. Consequences of Delays: Absent a showing of excusable delay pursuant to the immediately preceding subsection, should the Franchisee be unable to demonstrate the commencement or timely completion of the System Rebuild by the times specified herein, or be unable to reasonably justify any delays, then the Franchisee shall be in violation of a material provision of this Franchise Agreement and the Board may, in its sole discretion, either grant the Franchisee an extension of time to complete, such construction or implement any enforcement measures specified in this Agreement. In the event of excusable delay, the time for completion shall be extended by the period of such delay.

   g. Technical Standards. The Cable System shall meet or exceed the technical standards set forth in 47 C.F.R. ss. 76, subpart k and any other applicable technical standards, including any such standards as hereafter may be amended or adopted by the Board subject to applicable federal law.

   h. Types of Service: Should the Franchisee desire to change the selection of programs or services offered on any of its tiers, it shall maintain the quality and level of services provided over the System. Any change in programs or services offered shall comply with all lawful conditions and procedures contained in this Agreement and in applicable law.

      The Franchisee shall provide thirty (30) days' advance written notice to Subscribers and the Board of any change in channel assignment or in the video programming service provided over any channel, unless this requirement is waived by the Board or by operation of federal or state law, or due to events beyond the reasonable control of the Franchisee.

   i. Leased Access Channels: The Franchisee shall provide leased access channels as required by federal law.

   j. Customer Service Monitoring: The Franchisee shall keep such records and maintain such monitoring equipment as are required to enable the Board to determine whether the Franchisee is complying with all telephone answering standards required by applicable customer service regulations, as amended time to time.

   k. Emergency Alert System.

      1. The Franchisee shall install and thereafter maintain for use by the Civil Defense an Emergency Alert System ("EAS"), as required by 47 C.F.R. Part 11.

      2. To the extent permitted by 47 C.F.R. Part 11, the EAS shall be remotely activated by telephone and shall allow a representative of the Civil Defense to override the audio and video on all channels on the Franchisee's System that may lawfully be overridden, without the assistance of the Franchisee, for emergency broadcasts from a location designated by the Civil Defense in the event of a civil emergency or for reasonable tests.

      3. The Civil Defense will provide reasonable notice to the Franchisee prior to any test use of the EAS. The Franchisee shall cooperate with the Civil Defense in any such test.

   l. Home Wiring: Franchisee will comply with FCC Regulations 47
      C.F.R. ss.7.6801 ss.7.6802 governing the disposition of subscriber home wiring and home run wiring.

   m. Periodic Performance Evaluation: The Board may schedule periodic public hearings to evaluate the performance of the Franchisee, or to discuss the integration of future technologies, other plans or operations of the Franchisee or any aspect of the Franchisee's Cable System. The Franchisee shall cooperate with the Board in any such evaluation.

7. CHANNELS AND FACILITIES FOR PUBLIC, EDUCATIONAL AND GOVERNMENTAL USE

   a. Access Channels:

      1. The Franchisee shall provide at least one (1) analog video Channel for non-commercial public, educational and governmental use. Once the rebuild is completed and such initial channel is fully occupied with non-repeated locally-originated programming, the Franchisee shall provide an additional channel. "Fully occupied" shall mean that during a six month period the access channel is used 80% of the time during 9 a.m. to 11 p.m., with non-repeated locally-originated programming.

      2. The Franchisee agrees that it will not take the cost of operating and maintaining the access facility as an offset against its franchise obligation, provided that the franchise fee is not greater than 3%.

      3. The Franchisee's cost to operate and maintain the access facility shall not be separately identified on the customer bill.

      4. Access Channel assignments should not be changed unless there is good cause. Such consent to a channel assignment change shall not be unreasonably withheld. Access channel assignments should be the same throughout the System. If the Franchisee decides to change the channel designations for Access Channels, it must provide sixty (60) days notice to the Board prior to doing so, and shall reimburse the Board and/or PEG users for any costs incurred for purchasing or modifying any equipment or for making logo changes necessitated by the channel designation changes. Alternatively, the Franchisee may choose to supply such equipment itself, provided such equipment is satisfactory to the Board or PEG users.

      5. Any reference to an upstream or downstream analog channel for PEG use refers to a 6 MHz Channel.

   b. Editorial Control: Except as expressly permitted by federal law, the Franchisee shall not exercise any editorial control over the content of programming on PEG Channels (except for such programming as the Franchisee may produce and cablecast on such Channels).

   c. Indemnification By PEG Programming Producers and Users: All local producers and users of any of the PEG facilities or channels shall agree in writing to hold harmless the Franchisee, the Board and the Participating Municipalities, from any and all liability or other injury (including the reasonable cost of defending claims or litigation) arising from or in connection with claims for failure to comply with applicable federal laws, rules, regulations or other requirements of local, state or federal authorities; for claims of libel, slander, invasion of privacy, or the infringement of common law or statutory copyright; for unauthorized use of any trademark, trade name or service mark; for breach of contractual or other obligations owing to third parties by the producer or user; and for any other injury or damage in law or equity, which claims result from the use of a PEG facility or channel.

   d. Additional Use: The Franchisee may use the access channel for any consistent purpose when it is not being used for PEG access.

   e. Cable Service to Certain Facilities:

      1. Upon the request of the Board, the Franchisee shall without charge install one activated first floor outlet at each public and non-profit educational institution, which contains at least one hundred (100) students, each town hall, each public non-profit major health care institution with at least fifty (50) patient beds, and one major multi-purpose Community Center per municipality, within the Franchise Area, as shall be designated by the Board from time to time. The Franchisee at its own cost shall provide the signal power level at the outlet at 3 dBmV, so that zero (0) dBmV will be delivered to the back of the set.

      2. The Franchisee shall provide the basic tier, and any equipment necessary (excluding televisions, VCRs, recording devices or computers) to receive such service, free of charge to those facilities specified in subsection (1) herein. At its sole discretion, the Franchisee may also provide higher levels of service to such facilities free of charge.

8. FRANCHISE FEE

   a. Payment to Board. Each year during the Franchise term, the Franchisee shall pay to the Board, on a semiannual basis, a Franchise fee of three
      (3) percent (%) of Gross Revenues, including any Franchise fee owed to the Board. Such payments shall be made no later than forty five (45) days following the end of each calendar semiannual period. Such payments may be made subject to an annual adjustment for shortfalls or overpayments.

   b. Increase in Franchise Fee. The Board may increase the amount of the Franchise fee up to the maximum amount permitted under state and federal law, but in no event to more than 5%. However, the Board shall increase the fee only if

      1) a sixty (60) days notice of the intention to increase the franchise fee is provided to the Franchisee; and

      2) a hearing is provided to the Franchisee to discuss the increase.

   c. Supporting Information. Each Franchise fee payment shall be submitted with supporting detail and a statement certified by the Franchisee's chief financial or accounting officer or an independent certified public accountant, reflecting the total amount of quarterly Gross Revenues for the payment period and a breakdown by major revenue categories (such as basic service, cable programming service, premium service, etc.). In the information provided with each payment, the Franchisee shall also indicate the number of subscribers within the corporate limits of each Participating Municipality. The Board shall have the right to require further supporting information.

   d. Late Payments. In the event any Franchise fee payment or computation amount is not made on or before the required date, the Franchisee shall pay a late charge as established in the January 28, 1998, Cable Television Regulation promulgated by the Board.

   e. Audit

      1. The Board shall have the right to inspect and copy records and the rights to audit and to recompute any amounts determined to be payable under this Agreement, whether the records are held by the Franchisee, an Affiliate, or any other entity that collects or receives funds related to the Franchisee's operation in the Franchise Area, including, by way of illustration and not limitation, any entity that sells advertising on the Franchisee's behalf.

      2. The Franchisee shall be responsible for providing to the Board all records necessary to confirm the accurate payment of Franchise fees. Such records shall be made available pursuant to the requirements of this Agreement. The Franchisee shall maintain such records for seven years.

      3. The Board's audit expenses shall be borne by the Franchisee as a cost incidental to the enforcement of the Franchise, only if the audit determines the annual payment to the Board for the preceding year is increased by more than 5%. Any additional amounts due to the Board as a result of the audit shall be paid within thirty (30) days following written notice to the Franchisee by the Board of the underpayment, which notice shall include a copy of the audit report. If recomputation results in additional revenue to be paid to the Board, such amount shall be subject to the interest charge described in subsection (d), above. If the audit determines that there has been an overpayment by Franchisee, the Franchisee may credit any overpayment against its next payment.

      4. The Franchisee shall maintain its fiscal and financial records and have all relevant fiscal and financial records maintained by others on its behalf in such a manner as to enable the Board to determine the cost of assets of the Franchisee which are used in providing services within the Franchise Area and to determine Gross Revenues.

   f. No Limitation on Taxing Authority:

      1. Nothing in this Agreement shall be construed to limit any authority of the Board to impose any tax, fee, or assessment of general applicability. By way of illustration and not limitation, to the extent permitted by applicable law, the Board may impose a tax, fee, or other assessment on any Person (other than a cable operator) with respect to Cable Service or other communications service provided by such Person over a Cable System for which charges are assessed to subscribers but not received by the cable operator.

      2. The Franchise fee payments required by this section shall be in addition to any and all taxes of a general nature (i.e., those which are not applicable solely to cable television operations, within the Municipality) or other fees or charges which the Franchisee shall be required to pay to the Municipality or to any local, state or federal agency or authority, as required herein or by law, all of which shall be separate and distinct obligations of the Franchisee. The Franchisee shall not have or make any claim for any deduction or other credit of all or any part of the amount of said Franchise fee payments from or against any of said municipal taxes or other fees or charges which the Franchisee is required to pay to the Participating Municipality, except as expressly permitted by law. The Franchisee shall not apply nor seek to apply all or any part of the amount of said Franchise fee payments as a deduction or other credit from or against any of said municipal taxes or other fees or charges, except as expressly permitted by law. Nor shall the Franchisee apply or seek to apply all or any part of the amount of any of said taxes or other fees or charges as a deduction or other credit from or against any of its Franchise fee obligations, except as expressly permitted by law.



9. CUSTOMER SERVICE

   a. General Provisions.

      This Section 9 sets forth customer service standards that the Franchisee must satisfy. In addition, the Franchisee shall at all times satisfy any additional or stricter requirements established by FCC regulations, or other applicable federal, state, or local law or regulation, as the same may be amended from time to time. Nothing in this section in any way relieves the Franchisee of its obligation to comply with other applicable consumer protection laws.

   b. Installations, Connections, and Other Franchisee Services.

      1. Standard Installations. Except as federal rate regulations may otherwise require, the Franchisee shall not assess a Subscriber any cost other than a standard installation charge for service drops of two hundred (200) feet or less to the primary outlet, unless the Franchisee demonstrates to the Board's satisfaction that extraordinary circumstances justify a higher charge. Except as applicable law may otherwise require, where a drop exceeds two hundred (200) feet in length from the nearest cable distribution, the Franchisee may charge a subscriber an additional charge, pursuant to the Franchisee's "long drop" policy.

      2. Location of Drops. The Subscriber's preference as to the point of entry into the residence shall be observed whenever feasible. Runs in building interiors shall be as unobtrusive as possible. The Franchisee shall use due care in the process of installation and shall restore the subscriber's property to its prior condition. Such restoration shall be undertaken as soon as possible after the damage is incurred and shall be completed within no more than thirty (30) days after the damage is incurred.

      3. Non-standard Installations. In locations where the Franchisee's System must be underground, drops must be placed underground as well. Except as federal law may otherwise require, in any area where the Franchisee would be entitled to install a drop above-ground, the Franchisee will provide the homeowner the option to have the drop installed underground if requested, but may charge the homeowner the difference between the Actual Cost of the above-ground installation and the Actual Cost of the underground installation.

      4. Antennas and Antenna Switches. The Franchisee shall adhere to FCC regulations regarding antenna switches. The Franchisee shall not, as a condition to providing Cable Service, require any subscriber or potential subscriber to remove any properly grounded existing antenna structures for the receipt of over-the-air television signals.

      5. Delinquent Accounts. The Franchisee shall use its best efforts to collect on delinquent subscriber accounts before terminating service.

   c. Telephone and Office Availability.

      1. Franchisee shall maintain an office(s) at a convenient location in the franchise area that shall be open during Normal Business Hours to allow Subscribers to request service, pay bills, and conduct other business.

      2. Franchisee will maintain at least one local, toll-free or collect call telephone access line which will be available to subscribers 24 hours a day, seven days a week. Trained representatives of the Franchisee shall be available to respond to Subscriber telephone inquiries during Normal Business Hours.

      3. Under Normal Operating Conditions, the following standards shall be met by the Franchisee at least ninety (90) percent of the time, measured quarterly.

         A. Telephone answering time shall not exceed thirty (30) seconds, and the time to transfer the call to a customer service representative (including hold time) shall not exceed an additional thirty (30) seconds.

         B. A customer will receive a busy signal less than three percent (3%) of the time.

         C. When the business office is closed, an answering machine or service capable of receiving and recording service complaints and inquiries shall be employed. Inquiries received after hours must be responded to by a trained representative of the Franchisee on the next business day. To the extent possible, the after-hours answering service shall comply with the same telephone answer time standard set forth in this Section.

      4. The Franchisee must hire sufficient staff so that it can adequately respond to customer inquiries, complaints, and requests for service in its office and by phone.

   d. Interruptions of Service.

The Franchisee may intentionally interrupt service on the Cable System only for good cause and for the shortest time possible and, except in emergency situations or to the extent necessary to fix the affected Subscriber's service problems, only after a minimum of forty-eight (48) hours prior notice to Subscribers, the Board, and PEG channel operators of the anticipated service interruption; provided, however, that planned maintenance that does not require more than two (2) hours' interruption of service or that occurs between the hours of 12:00 midnight and 6:00 a.m., shall not require such notice.

   e. Notice to Subscribers.

      1. The Franchisee shall provide the following materials to each Subscriber at the time Cable Service is installed, at least annually thereafter, and at any time upon request. Copies of all such materials provided to Subscribers shall also be provided to the Board:

         A. a written description of products and services offered, including a schedule of rates and charges, a list of channel positions, and a description of programming services, options, and conditions;

         B. a written description of the Franchisee's installation and service maintenance policies, delinquent subscriber disconnect and reconnect procedures, and any other of its policies applicable to its subscribers,

         C. written instructions on how to use the cable service;

         D. written instructions for placing a service call;

         E. a written description of the Franchisee's billing and complaint procedures, including the address and telephone number of the Franchisee's office(s) responsible for receiving Subscriber complaints;


         F. a copy of the service contract, any; notice regarding Subscribers' privacy rights pursuant to 47 U.S.C. ss.551;


         G. notice of the availability of universal remote controls and other compatible equipment (a list of which, specifying brands and models, shall be provided to any Subscriber upon request).

      2. Subscribers and the Board will be notified of any changes in rates, programming services or channel positions, and any significant changes in any other information required to be provided by this section, as soon as possible through announcements on the cable system and in writing. Notice must be given to subscribers and the Board a minimum of thirty (30) days in advance of such changes and other significant changes if the change is within the control of the cable operator.

      3. All Franchisee promotional materials, announcements, and advertising of residential Cable Service to Subscribers and the general public, where price information is listed in any manner, shall clearly and accurately disclose price terms. In the case of pay-per-view or pay-per-event programming, all promotional materials must clearly and accurately disclose price terms and in the case of telephone orders, the Franchisee shall take appropriate steps to ensure that price terms are clearly and accurately disclosed to potential customers before the order is accepted.

      4. The Franchisee shall maintain a public file containing all notices provided to Subscribers under these customer service standards, as well as all promotional offers made to Subscribers. Copies of all notices, promotional or special offers sent to Subscribers and any agreements used with Subscribers shall be filed promptly with the Board.

   f. Billing

      1. Bills shall be clear, concise, and understandable. Bills must be fully itemized including, but not limited to, basic and premium service charges and equipment charges. Bills shall clearly delineate all activity during the billing period, including optional charges, rebates, and credits.

   g. Rebate Policy.

      In the event of a Service Interruption of one or more channels to any subscriber, the Franchisee shall repair the Service Interruption as soon as possible. This obligation is satisfied if the Franchisee offers the Subscriber the next available repair appointment within the twenty-four hour period following the Service Interruption, or at the request of the Subscriber, to a mutually convenient later time for the repair call, and successfully repairs the Service Interruption during the agreed appointment. If the Service Interruption is not repaired at the time of the scheduled appointment, the Subscriber will receive a credit equal to 1/30th of his normal monthly bill for each 24 hour period. The Subscriber will receive a rebate if all, or substantially all, of the relevant channels were lost, and only if the Subscriber requests the rebate.

10. EMPLOYMENT, TRAINING, AND PROCUREMENT REQUIREMENTS

    a. Employment:

       1. The Franchisee shall, in accordance with Federal, State, and local laws and regulations, afford equal opportunity and non-discrimination in employment to all individuals, regardless of their race, color, religion, age, sex, national origin, sexual orientation or handicap. The Franchisee shall comply with all applicable requirements of the Americans with Disabilities Act.

       2. The Franchisee agrees that it shall give documentary evidence as to the steps it took to ensure that a good faith effort was made by it to comply with subsection (a)(1) above.

    b. Training: The Franchisee shall provide training on an ongoing basis for its employees to maintain and upgrade skills.

11. REPORTS AND RECORDS.

   a. Open Books and Records.

      1. The Board shall have the right, upon reasonable notice, to inspect and copy at any time during normal business hours at Franchisee's office or at such location as the Board may designate, all books, receipts, maps, plans, financial statements, contracts, service complaint logs, performance, test results, records of requests for service, computer records, codes, programs, and disks or other storage media and other like material which the Board deems appropriate in order to monitor compliance with the terms of the Cable Law, this Agreement, or applicable law. This includes not only the books and records of the Franchisee, but any books and records the Board deems relevant held by an Affiliate, a cable operator of the Cable System, or any person holding any form of management contract for the Cable System. With respect to books and records held by contractors and subcontractors other than entities described in the preceding sentence, the Franchisee shall cooperate with the Board and exercise Franchisee's best efforts to obtain access to the books and records. The Franchisee is responsible for collecting the information and producing it at the location specified above.

      2. The Franchisee shall maintain financial records that allow analysis and review of its operations in the Franchise Area.

      3. Access to the Franchisee's records shall not be denied by the Franchisee on the basis that said records contain "proprietary" information. Refusal to provide information required herein to the Board shall be grounds for revocation. All such information received by the Board shall remain confidential insofar as permitted by applicable Puerto Rico and federal law.

      4. The Franchisee shall maintain a file of records open to public inspection in accordance with applicable FCC rules and regulations.

   b. Communication with Regulatory Agencies.

      1. The Franchisee shall have available for review by the Board, in a form acceptable to the Board, all reports and materials submitted to or received from the FCC, the Security and Exchange Commission, or any other federal or state regulatory commission or agency having jurisdiction over any matter affecting operation of the Franchisee's System, including, but not limited to, any proof of performance tests and results. Equal Employment Opportunity reports, and all petitions, applications, and communications of all types regarding the Cable System, or a group of Cable Systems of which the Franchisee's Cable System is a part, including any such material submitted by or received by the Franchisee, an Affiliate, or any other Person on the behalf of the Franchisee.

   c. Annual Report. Unless this requirement is waived in whole or in part by the Board, no later than 90 days after the end of Franchisee's fiscal year, the Franchisee shall submit a written report to the Board which shall include:

      1. a summary of the previous year's activities in development of the Cable System, derived from the monthly reports.

      2. An annual list of officers and members of the Board of Directors or similar controlling body of the Franchisee and any Affiliates;

      3. An annual report and SEC 10(k) filing for the Franchisee;

      4. Upon request by the Board, a detailed copy of updated maps depicting the location of all cable plant, showing areas served and locations of all trunk lines and feeder lines in the Franchise Area, and including changes in all such items for the period covered by the report.

   d. Special Reports. Unless this requirement is waived in whole or in part by the Board, the Franchisee shall deliver the following special reports to the Board:

      1. The Franchisee must submit a copy and full explanation of any notice of deficiency, forfeiture, or other document issued by any state or federal agency instituting any investigation or civil or criminal proceeding regarding the Cable System, the Franchisee, or any Affiliate of the Franchisee, to the extent the same may affect or bear on operations in the Franchise Area.

      2. The Franchisee must submit a copy and brief explanation of any request for protection under bankruptcy laws, or any judgment related to a declaration of bankruptcy by the Franchisee or by any partnership or corporation that owns or controls the Franchisee directly or indirectly.

   e. Additional Reports. Franchisee shall prepare and furnish to the Board, at the times and in the form prescribed by the Board, (e.g. Board's Regulations) such additional reports with respect to its operation, affairs, transactions or property, as may be reasonably necessary to the performance of any of the rights, functions or duties of the Board in connection with this Agreement.

   f. Records Required

      1. Consistent with FCC time requirements, the Franchisee shall maintain:

         A. Records of all complaints by type received. The term "complaints" as used herein and throughout this Agreement refers to complaints about any aspect of the Cable System or the Franchisee's operations, including, without limitation, complaints about employee courtesy. Complaints recorded may not be limited to complaints requiring an employee service call.

         B. A full and complete set of plans, records, and "as built" maps showing the exact location of all System equipment installed or in use in the Franchise Area, exclusive of Subscriber service drops.

         C. Records of outages, indicating date, duration, area, and the number of Subscribers affected, type of outage, and cause.

         D. Records of service calls for repair and maintenance indicating the date and time service was required, the date of acknowledgment and date and time service was scheduled (if it was scheduled), and the date and time service was provided, and (if different) the date and time the problem was solved.

         E. Records of installation/reconnection and requests for service extension, indicating date of request, date of acknowledgment, and the date and time service was extended.

         F. A public file showing its plan and timetable for the System Rebuild.

      2. Copies of the foregoing shall be provided to the Board upon request, and the Board may require additional information, records, and documents from time to time.

   g. Performance Evaluation.

      1. The Board may, at its discretion, hold performance evaluation sessions on the third and sixth year of the franchise. The Franchisee may be required by the Board to notify subscribers of a such evaluation sessions by announcement on a designated local channel on the System in a manner and with a frequency specified by the Board for five (5) consecutive days preceding each session.

      2. Topics that may be discussed at any evaluation session may include, but are not limited to, system performance and construction, Franchisee compliance with the Board Regulations and this Agreement, customer service and complaint response, Subscriber privacy, services provided, programming offered, service rate structures, Franchise fees, penalties, free or discounted services, applications of new technologies, judicial and FCC filings, and line extensions.

      3. During the evaluation process, the Franchisee shall fully cooperate with the Board and shall provide such information and documents, as the Board may need to reasonably perform its review.

   h. Voluminous Materials.

      If any books, records, maps or plans, or other requested documents are too voluminous, or for security reasons cannot be copied and moved, then the Franchisee may request that the inspection take place at some other location, provided that (1) the Franchisee must make necessary arrangements for copying documents selected by the Board after review;
      and (2) the Franchisee must pay all reasonable travel and additional copying expenses incurred by the Board in inspecting those documents or having those documents inspected by its designee. The parties agree that any payments made by the Franchisee pursuant to this paragraph are not part of a Franchise fee.

   i. Retention of Records; Relation to Privacy Rights.

      The Franchisee shall take all steps that may be reasonably required to ensure that it is able to provide the Board all information which must be provided or may be requested under this Agreement, including by providing appropriate Subscriber privacy notices. Nothing in this Section shall be read to require the Franchisee to violate 47 U.S. C. ss. 551. Each Franchisse shall be responsible for redacting any data that federal law prevents it from providing to the Board. The Board retains the right to question any such redaction and to challenge it in any forum having jurisdiction over such a challenge. Records shall be kept for at least five (5) years.

   j. Waiver of Reporting Requirements. The Board may, at its discretion, waive in writing the requirement of any particular report specified in this
      Section 11.


12. RATE REGULATION

    a. All Rights Reserved

       The Board reserves all of its rights to regulate the Franchisee's rates to the maximum extent permitted by law.

    b. Geographical Uniformity.

       To the extent consistent with the FCC regulations, the Franchisee's residential rates throughout the Franchise Area shall be uniform.

13. INSURANCE, SURETY, AND INDEMNIFICATION

    a. Insurance Required

    1. The Franchisee shall obtain, and by its acceptance of the Franchise specifically agrees that it will maintain, throughout the entire length of the Franchise period, at its own cost and expense and keep in force and effect the following insurance covering the Franchisee and, by additional insured provision, the Board. Coverage must be placed with an insurance company/companies licensed to do business in the Commonwealth of Puerto Rico evidenced by a certificate of insurance and/or copies of the insurance policies. Franchisee's insurance shall be primary.

       a. Commercial General Liability insurance with respect to the construction, operation and maintenance of the Cable System, and the conduct of the Franchisee's business in the Franchise Area, in the minimum amount of two million dollars ($2,000,000) per occurrence, combined single limit for property damage and bodily injury. The policy must include coverage for Contractual Liability, Premises and Operations, Broad Form Property Damage, Personal Injury, and Products and Completed Operations. The policy must also include coverage for the explosion, collapse and underground hazard.

       b. Automobile Liability Coverage, with a minimum limit of liability of one million dollars ($1,000,000), per occurrence, combined single limit for bodily injury and property damage coverage. Policy must include coverage for owned automobiles, leased or hired automobiles and non-owned automobiles.

       c. Workers' Compensation Coverage meeting all requirements of Puerto Rico Law.

    2. The Board may review these amounts no more than once a year and may require reasonable adjustments to them consistent with the public interest.

    b. Endorsements:

       All insurance policies and certificates maintained pursuant to this Agreement shall contain the following endorsement:

       It is hereby understood and agreed that this insurance coverage may not be canceled by the insurance company nor the intention not to renew be stated by the insurance company until sixty (60) days after receipt by the Board, by registered mail, of a written notice of such intention to cancel or not to renew.

    c. Qualifications of Sureties. All insurance policies shall be with sureties qualified to do business in the Commonwealth of Puerto Rico, with an A +9 or better rating for financial condition and financial performance by Best's Key Rating Guide, Property/Casualty Edition, and in a form approved by the Board

    d. Policies Available for Review.

       All insurance policies shall be available for review by the Board, and the Franchisee shall deliver to the Board a copy of the required certificates of insurance, evidencing that the required policies are in effect, no later than thirty (30) days after such policy is required to be effective.

    e. Additional Insureds: Prior Notice of Policy Cancellation.

       All liability insurance policies shall name the Board and its employees as additional insureds and shall further provide that any cancellation or reduction in coverage shall not be effective unless sixty (60) days' prior written notice thereof has been given to the Board. The Franchisee shall not cancel any required insurance policy without submission of proof that the Franchisee has obtained alternative insurance reasonably satisfactory to the Board which complies with this Agreement, such approval by the Board shall not be unreasonably withheld.

    f. Failure Constitutes Material Violation. Failure to comply with the insurance requirements set forth in this Section shall constitute a material violation of the Franchise.

    g. Indemnification.

       1. The Franchisee shall, at its sole cost and expense, indemnify, hold harmless, and defend the Board and its employees, from and against any and all claims, suits, causes of action, proceedings, and judgments for damages or equitable relief arising out of the construction, maintenance, or operation of its Cable System; copyright infringements or a failure by the Franchisee to secure consents from the owners, authorized distributors, or Franchisees of programs to be delivered by the Cable System, other than programs delivered on PEG channels, the conduct of the Franchisee's business in the Municipalities; or in any way arising out of the Franchisee's enjoyment or exercise of the Franchise, regardless of whether the act or omission complained of is authorized, allowed, or prohibited by the Board's Regulations or this Agreement.

       2. Specifically, the Franchisee shall fully indemnify, defend, and hold harmless the Board and its employees, from and against any and all claims, suits, actions, liability, and judgments for damages or otherwise subject to 47 U.S.C. ss. 558, arising out of or alleged to arise out of the installation, construction, operation, or maintenance of the System, including but not limited to any claim against the Franchisee for invasion of the right of privacy, defamation of any Person, firm or corporation, or the violation or infringement of any copyright, trade mark, trade name, service mark, or patent, or of any other right of any Person, firm, or corporation.

       3. The Board shall give the Franchisee prompt notice of any claim or the commencement of any action, suit or other proceeding covered by the provisions of this Section. Franchisee will provide the defense of any claims brought against the Board under this Section of the franchise by selecting counsel of Franchisee's choice to defend the claim, subject to the consent of the Board, which will not unreasonably be withheld. Nothing herein shall be deemed to prevent the Board from cooperating with the Franchisee and participating in the defense of any litigation by its own counsel at its own cost and expense, provided however, that after consultation with the Board, Franchisee shall have the right to defend, settle or compromise any claim or action arising hereunder, and Franchisee shall have the authority to decide the appropriateness and the amount of any such settlement. In the event that the Board does not consent to the terms of any such settlement or compromise, the Franchisee shall not settle the claim or action but any obligation to indemnify the Board shall in no event exceed the amount of such settlement.

        4. Nothing in this Agreement shall be construed to waive the tort immunity of the Board or any Participating Municipality.

     h. No Limit of Liability.

        Neither the provisions of this Section nor any damages recovered by the Board shall be construed to limit the liability of the Franchisee for damages under the Franchise.

14. PERFORMANCE GUARANTEES AND REMEDIES

    a. Performance Bond:

       1. Franchisee shall obtain and maintain during the entire term of the Franchise, and any renewal or extensions thereof, except as provided herein, a performance bond or an irrevocable letter of credit in favor of the Board in the amount of $50,000, to ensure the Franchisee's faithful performance of its obligations under the Cable Law and this Agreement.

       2. The performance bond shall provide the following conditions:

          A. There shall be recoverable by the Board, from the principal and surety, any and all fines and penalties due to the Board and any and all damages, losses, costs, and expenses suffered or incurred by the Board or resulting from the failure of the Franchisee after notice and opportunity to cure to faithfully comply with (i) the material provisions of this Agreement, the Board's Regulations and other applicable law; (ii) all orders, permits and directives of the Board; (iii) payment of fees due to the Board; or (iv) payment of any claims or liens due the Board. Such losses, costs and expenses shall include but not be limited to reasonable attorneys' fees and other associated expenses.

          B. The total amount of the performance bond shall be forfeited in favor of the Board in the event:

              i. the Franchisee abandons the System at any time during the term of its Franchise or any extension thereto; or

             ii. the Franchisee carries out a Transfer of the Franchise without the express written consent of the Board as provided herein.

             The Board shall apply any funds received under the performance bond to defray any damages, fees, costs and expenses attributable to or arising from the abandonment of the System or Transfer of the Franchise. Any funds remaining upon final resolution of all claims and payment of all damages, costs, fees, and expenses shall be returned to the bonding company.

       3. The performance bond shall be issued by a surety qualified to do business in the Commonwealth of Puerto Rico and with an A+9 or better rating for financial condition and financial performance in Best's Key Rating Guide, Property/Casualty Edition; shall be in a form approved by the Board; and shall contain the following endorsement:

"This bond may not be canceled, or allowed to lapse, until sixty (60) days after receipt by the Board, by certified mail, return receipt requested, of a written notice from the issuer of the bond of intent to cancel or not to renew."

       4. Reduction of Bond. Upon written application by the Franchisee, the Board may, at its sole option, in writing, permit the amount of the bond to be reduced or waive the requirements for a performance bond. Reductions granted or denied upon application by the Franchisee shall be without prejudice to the Franchisee's subsequent applications or to the Board's right to require the full bond at any time thereafter. However, no application shall be made by the Franchisee within one (1) year of any prior application.

    b. Security Fund.

       1. The Franchisee shall provide a security fund in the amount of $10,000 to secure its performance of all its obligations under this Agreement. Such requirement can be satisfied at Franchisee's option by a performance bond or a letter of credit with a value of $10,000.

       2. The Security Fund shall be released only upon expiration of the Franchise and if there is no outstanding default or unpaid amounts by the Franchisee.

    c. Rights Cumulative. The rights reserved to the Board herein are in addition to all other rights of the Board, whether reserved herein or authorized by applicable law, and no action, proceeding, or exercise of a right with respect to such Security Fund will affect any other right the Board may have. The receipt of damages by the Board from the Security Fund shall not be construed to excuse faithful performance by the Franchisee or limit the liability of the Franchisee under the terms of its Franchise for damages.

    d. Security Fund Procedures. The following procedures shall apply to drawing on the Security Fund:

       A. The Board may immediately withdraw an appropriate amount, including interest and penalties, from the security if:

          1. After ten (10) days notice the Franchisee fails to pay to the Board any fees or taxes due and unpaid, liquidated damages, damages, or costs or expenses that the Board is compelled to pay by reason of any act of default of the Franchisee in connection with the franchise; or

          2. After 30 days notice to the Franchisee, the Franchisee fails to comply with any provision of the Franchise that the Board reasonably determines can be remedied by an expenditure of the security deposit. The Board must promptly notify the Franchisee of the amount and date of any withdrawal.

       B. Within 30 days after the Board gives notice that an amount has been withdrawn from the security deposit, the Franchisee must deposit a sum of money equal to the amount withdrawn. If the Franchisee does not deposit the required amount within 30 days, the entire security deposit remaining may be forfeited. In addition, that failure is a violation for which the Board may revoke the franchise or take any other enforcement action.

       C. The security deposit is the property of the Board if the Franchise is revoked. The Board must return the security deposit to the Franchisee after the Franchise is terminated if there is no outstanding default or unpaid amounts owed to the Board by the Franchisee.

       D. The rights reserved to the Board with respect to the security deposit are in addition to all other rights of the Board under this Chapter or other law. An action, proceeding, or exercise of a right with respect to the security deposit does not affect any other right the Board may have.

    e. Failure Constitutes Material Violation.

       Failure to maintain or restore the Security Fund shall constitute a material violation of this Agreement.


    f. Remedies.

       1. If the Franchisee violates any provision of the law or this Franchise Agreement, the Board may have one or more of the following actions:

          A. impose administrative fines in the amount, whether per day, incident, or other measure of violation, as provided in the franchise agreement. Payment of the fines by the Franchisee will not relieve the Franchisee of its obligation to meet the Franchise requirements; or

          B. require the Franchisee to pay its subscribers or classes of subscribers in an amount and on a basis the Board determines is necessary to cure the breach or default, or equitably compensate for the violation; or

          C. revoke the Franchise.

       2. In determining which remedy or remedies are appropriate, the Board must consider the nature of the violation, the person or persons bearing the impact of the violation, the nature of the remedy required in order to prevent further violations, and any other matters the Board determines are appropriate. Provided, however, that the remedy of franchise revocation shall be employed only for the most outrageous violations.

          3. In addition to or instead of these remedies, the Board may seek legal or equitable relief from any court of competent jurisdiction.

          4. Before initiating a remedy under this section other than revocation of the Franchise, the Board must give the Franchisee written notice of the violations claimed and at least 10 working days to correct the violations.

       g. Fines: Because the Franchisee's failure to comply with provisions of the Franchise and this Franchise Agreement will result in injury to the Board, the Board may impose the following fines (The Board may draw on the Security Fund to recover any fine.):

          1. For failure to submit any required plans indicating expected dates of installation of various parts of the System: a fine for each day the violation continues;

          2. For failure to substantially complete the System Rebuild, including the timeline of completion, in accordance with this Agreement: a fine for each day the violation continues;

          3. For a Transfer without approval: a fine for each day the violation continues;

          4. For failure to make PEG capacity available; failure to construct required links to PEG facilities; or failure to make payments to support PEG under this Agreement: a fine for each day the violation continues, in addition to any monetary payment due under this Agreement or the Board Regulations;

          5. For failure to supply information, reports, or filings lawfully required Franchise Agreement or applicable law or by the Board: a fine for each 0. violation continues;

          6.  For violation of customer service standards: a fine per violation;

          7. For failure, unless such failure is beyond the Franchisee's control, of the Emergency Alert System to perform in the event of a public emergency or vital information situation: a fine per occurrence;

          8. For failure to render required payment for reimbursement of any Franchise expenses, or liquidated damages: a fine per day, in addition to any monetary payment under this Agreement or the Board Regulations;

          9. For failure to file, obtain or maintain any required Security Fund in a timely fashion: a fine per day;

          10. For failure to restore damaged property: a fine per day, in addition to the cost of the restoration as required elsewhere herein; and

          11. For violation of technical standards established by the FCC: a fine per day.

    h. Termination of franchise.

       1. Upon completion of the term of this Franchise, if a new, extended, or renewed Franchise is not granted to the Franchisee by the Board, the Franchisee's right to occupy the Public Rights-of-Way within the Franchise Area shall terminate, subject to applicable federal law.

       2. To invoke the provisions of this Section, the Board shall give the Franchisee written notice of the default in its performance. If within thirty (30) calendar days following such written notice from the Board to the Franchisee, or such other period as the Franchise Agreement shall require or the Franchisee and the Board shall agree, the Franchisee has not taken corrective action to the satisfaction of the Board, or diligently commenced corrective action if the nature of the default does not permit completion of such action within 30 days, the Board may give written notice to the Franchisee of its intent to revoke the Franchise, stating its reasons; provided that no opportunity to cure shall be provided where the Franchisee is shown to have defrauded or attempted to defraud the Board or its Subscribers.

       3. Prior to revoking the Franchise, the Board shall hold a public hearing, on thirty (30) calendar days' notice, at which time the Franchisee and the public shall be given an opportunity to be heard. Following the public hearing, the Board may determine whether to revoke the Franchise based on the information presented at the hearing, and other information of record, or, where applicable, grant additional time to the Franchisee to effect any cure. If the Board determines to revoke the Franchise, it shall issue a written decision setting forth the reasons for its decision. A copy of such decision shall be transmitted to the Franchisee.

       4. If the Board revokes the Franchise, or if for any other reason the Franchisee abandons, terminates, or fails to operate or maintain service to its Subscribers, the following procedures and rights are effective:

          A. The Board may require the former Franchisee to remove its facilities and equipment at the former Franchisee's expense and restore affected sites as required in Section 5(c), or permit the former Franchisee to abandon such facilities in place. If the former Franchisee fails to do so within a reasonable period of time, the Board may have the removal done at the former Franchisee's and/or surety's expense.

          B. The Board may require the former Franchisee to continue operating the Cable System as specified in Section 4(a).

          C. In the event of revocation, the Board, may assign or transfer the ownership of the Cable System at its then-fair market value.

          D. If a Cable System is abandoned by the Franchisee or the Franchisee fails to operate or maintain service to its Subscribers or otherwise terminates the Franchise, the ownership of all portions of the Cable System in Public Rights-of-Way shall revert to the Board which has jurisdiction over the Public Right-of-Way, and the Board may sell, assign, or Transfer all or part of the assets of the System.

15. TRANSFER TO PEGASUS

    The Board hereby gives its consent to the Transfer of the Franchise to Pegasus Cable Television of San German, Inc. once all the terms and conditions included in the Purchase Agreement are complied with. Once this triggering event occurs, the parties will file an informative motion before the Board, notifying of the actual and final transfer of the Franchise to Pegasus Cable Television of San German Inc. Once said motion is received, the Board will issue a resolution acknowledging the transfer from Franchisee to Pegasus Cable Television of San German, Inc.

    To the Board's best knowledge, at the day of this Agreement the Company is in substantial compliance with the prior Franchise. This provision does not liberate the Company from any actual, past, present or unknown obligation to the Board.

16. MISCELLANEOUS PROVISIONS.

    a. Binding Acceptance: This Agreement shall bind and benefit the parties hereto and their respective heirs, beneficiaries, administrators, executors, receivers, trustees, successors and assigns, and the promises and obligations herein shall survive the expiration date hereof

    b. Preemption: In the event that federal or state laws, rules or regulations preempt a provision or limit the enforceability of a provision of this Agreement, then, the provision shall be read to be preempted to the extent and for the time, but only to the extent and for the time, required by law. In the event such federal or state law, rule or regulation is subsequently repealed, rescinded, amended or otherwise changed so that the provision hereof that had been preempted is no longer preempted, such provision shall thereupon return to full force and effect, and shall thereafter be binding on the parties hereto, without the requirement of further action on the part of the Board.

    c. Compliance With Federal and State Laws: The Franchisee shall comply with all applicable federal, state, and local laws and regulations.

    d. Force Majeure: The Franchisee shall not be deemed in default of provisions of this Agreement or the Board Regulation where performance was rendered impossible by war or riots, labor strikes or civil disturbances, floods, earthquakes, fire, explosions, or epidemics, or other causes beyond the Franchisee's control, and the Franchise shall not be revoked or the Franchisee penalized for such noncompliance, provided that the Franchisee takes immediate and diligent steps to bring itself back into compliance and to comply as soon as possible under the circumstances with the Franchise without unduly endangering the health, safety, and integrity of the Franchisee's employees or property, or the health, safety, and integrity of the public, Public Rights-of-Way, public property, or private property.

    e. Governing Law: This Franchise Agreement shall be governed in all respects by the laws of the Commonwealth of Puerto Rico.

    f. Notices: Unless otherwise expressly stated herein, notices required under this Franchise Agreement shall be mailed first class, postage prepaid, to the addressees below. Each party may change its designee by providing written notice to the other party, but each party may only designate one entity to receive notice

       1. Notices to the Franchisee shall be mailed to:

          (A) General Manager
              Pegasus Cable TV
              P.O. Box 7998
              Mayaguez, Puerto Rico 00681

          AND

          (B) Office of the General Counsel
              Pegasus Cable TV
              225 City Line Avenue
              Suite 200
              Bala Cynwyd, Pennsylvania 19004

       2. Notices to the Board shall be mailed to:

          Telecommunications Regulatory Board of Puerto Rico
          235 Arterial Hostos Avenue
          Capital Center Tower, North Tower, Suite 901
          San Juan, Puerto Rico 00918-1453

       3. The Franchisee shall at all times keep the Board advised as to which individual(s) are authorized to act on behalf of the Franchisee and whose acts will be considered to bind the Franchisee.

    g. Time of Essence: In determining whether the Franchisee has substantially complied with this Franchise Agreement, the parties agree that time is of the essence. As a result, the Franchisee's repeated and substantial failure to complete construction in a timely manner may constitute a material breach.

    h. Severability. If any law, ordinance, regulation or court decision shall render any provision of this Franchise invalid, the remaining provisions of the Franchise shall remain in full force and effect.

    i. No Waiver. The failure of either party on one or more occasions to exercise a right or to require compliance or performance under the Franchise Agreement, or any other applicable law shall not be deemed to constitute a waiver of such right or a waiver of compliance or performance by such party, unless such right or such compliance or performance has been specifically waived in writing.

    j. Entire Agreement. This Franchise represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral negotiations between the parties, and can be amended, supplemented, modified or changed only by an agreement in writing which makes specific reference to this Franchise or the appropriate attachment and which is signed by the party against whom enforcement of any such amendment, supplement, modification or change is sought.

Agreed to in San Juan, Puerto Rico, on March 19, 1999, by:

TELECOMMUNICATIONS REGULATORY BOARD OF PUERTO RICO:


/s/ Phoebe Forsythe Isales
-------------------------------------------------
Phoebe Forsythe Isales, President



/s/ Vicente Aguirre Iturrino
-------------------------------------------------
Vicente Aguirre Iturrino, Associate Member



/s/ Casandra Lopez
-------------------------------------------------
Cassandra Lopez, Associate Member



PETITIONERS:

/s/ Vivian J. Smith
--------------------------------------------------
Representative of
CABLE SYSTEMS USA, PARTNERS



/s/ Ted S. Lodge
--------------------------------------------------
Representative of:
PEGASUS CABLE TELEVISION OF SAN GERMAN, INC.